As filed with the Securities and Exchange Commission on October 26, 2016

Registration Nos.

333-169681

333-192493

333-195915

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THOMPSON CREEK METALS COMPANY INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	98-0583591
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

26 West Dry Creek Circle, Suite 810

Littleton, Colorado 80120

(303) 761-8801

(Address of Principal Executive Offices, including Zip Code and Telephone Number)

Thompson Creek Metals Company Inc. 2010 Long-Term Incentive Plan

Thompson Creek Metals Company Inc. 2010 Employee Stock Purchase Plan

Amended and Restated Thompson Creek Metals Company Inc. 2010 Long-Term Incentive Plan

Amended and Restated Thompson Creek Metals Company Inc. 2010 Employee Stock Purchase Plan

Stock Option Inducement Award Agreement

Restricted Share Unit Inducement Award Agreement

(Full title of plan)

Anne DeMarco, Esq.

Thompson Creek Metals Company Inc.

26 West Dry Creek Circle, Suite 810

Littleton, Colorado 80120

(303) 761-8801

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Amy L. Bowler

Holland & Hart LLP

6380 South Fiddlers Green Circle, Suite 500

Greenwood Village, CO 80111

(303) 295-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Thompson Creek Metals Company Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 with respect to each of the following Registration Statements on Form S-8: Registration No. 333-169681 (the “2010 Registration Statement”), Registration No. 333-192493 (the “2013 Registration Statement”), and Registration No. 333-195915 (the “2014 Registration Statement” and, together with the 2010 Registration Statement and the 2013 Registration Statement, the “Registration Statements”) to deregister any and all securities that remain unissued or unsold under the Registration Statements.

Pursuant to the 2010 Registration Statement, the Registrant initially registered (a) 1,000,000 shares of the Registrant’s common stock under the Thompson Creek Metals Company Inc. 2010 Employee Stock Purchase Plan and (b) 3,557,782 shares of the Registrant’s common stock under the Thompson Creek Metals Company Inc. 2010 Long-Term Incentive Plan.

Pursuant to the 2013 Registration Statement, the Registrant registered 700,000 shares of its common stock issuable pursuant to (i) the vesting and exercise of stock options to purchase 400,000 shares of common stock under the Stock Option Inducement Award Agreement, dated November 21, 2013, between the Registrant and Jacques Perron and (ii) the vesting of 300,000 restricted share units under the Restricted Share Unit Inducement Award Agreement, dated November 21, 2013, between the Registrant and Jacques Perron.

Pursuant to the 2014 Registration Statement, the Registrant registered (x) 2,000,000 shares of the Registrant’s common stock under the Amended and Restated Thompson Creek Metals Company Inc. 2010 Employee Stock Purchase Plan and (y) 9,203,994 shares of the Registrant’s common stock (the “LTIP Shares”) under the Amended and Restated Thompson Creek Metals Company Inc. 2010 Long-Term Incentive Plan (the “LTIP”). The LTIP Shares included 2,203,994 shares of the Registrant’s common stock that were authorized for issuance under the Thompson Creek Metals Company Inc. Amended Incentive Stock Option Plan and which were previously registered on a Registration Statement on Form S-8 (Registration No. 333-153219) that was later de-registered.

The Thompson Creek Metals Company Inc. 2010 Employee Stock Purchase Plan, Thompson Creek Metals Company Inc. 2010 Long-Term Incentive Plan, Amended and Restated Thompson Creek Metals Company Inc. 2010 Employee Stock Purchase Plan, Amended and Restated Thompson Creek Metals Company Inc. 2010 Long-Term Incentive Plan, Stock Option Inducement Award Agreement and Restricted Share Unit Inducement Award Agreement are referred to herein, collectively, as the “Prior Plans”, and the shares of common stock registered pursuant to the Registration Statements are referred to herein, collectively, as the “Previously Registered Shares”.

On October 20, 2016, the Registrant completed the previously announced arrangement (the “Arrangement”) pursuant to which Centerra Gold Inc. (“Centerra”) acquired all of the outstanding common shares of the Registrant and, as a result, the Registrant became a wholly-owned subsidiary of Centerra.  As part of the Arrangement, the securities issued under the Prior Plans were exchanged for securities of Centerra and the Registrant terminated all offerings of the Previously Registered Shares and related plan interests pursuant to the Registration Statements.

In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all such securities of the Registrant registered but unsold under the Registration Statements.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on October 20, 2016.

THOMPSON CREEK METALS COMPANY INC.

By:	/s/ Gordon Reid
Name: Gordon Reid
Title: Vice President, Operations

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933.

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